Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2007 Conference Call
August 2, 2007
10 am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the second quarter of 2007. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules which has been filed on Form 8-K with the SEC on August 1, 2007, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Good morning and thank you for joining us. This morning we will be focusing on two key themes: our solid 2nd quarter performance and our focus on internal growth.
This is the first quarter for us to report on the inclusion of the CNL Hotels and Resorts portfolio transaction, and we are pleased with the smooth integration and the favorable impact this portfolio is already having on our performance. For the hotels not under renovation, we reported a Pro Forma RevPAR increase of 6.5% and a 73 basis point improvement in operating margin. AFFO per share for the quarter was 44 cents per diluted share compared with 34 cents per diluted share a year ago. AFFO did not include the gains on sales booked in the second quarter. CAD per diluted share was 35 cents, which resulted in a dividend coverage ratio of 167%.

We are confident in the future performance of our high quality portfolio with over 94% of our portfolio EBITDA in the upper-upscale and upscale segments as well as 95% in the four premier brands. We believe we have strong internal growth opportunities available through aggressive asset management and capital expenditure programs. We are particularly excited about the repositioning and re-investment opportunities available in the new CHR portfolio
Looking back on the first half of the year, our primary focus has centered on the CNL Hotels and Resorts transaction with the integration of the portfolio, identification of the value-added capex, and the deleveraging of the balance sheet through capital raising and disposition activity. The second quarter was a pivotal period for each of these strategies, and we executed each very well in the quarter and continue to act upon the programs we have put in place. Although it has required a lot of hard work by our team, there were no surprises during the integration process and we are confident in the future shareholder benefits.
We remain optimistic about the near-term prospects of the lodging industry over the next several years in terms of above normal RevPAR growth and increases in hotel value. Absent an unforeseen event, we believe the fundamentals in lodging should provide some of the highest returns relative to other real estate segments, and we don’t foresee that abating anytime soon. As a result, we expect capital from a variety of domestic and offshore sources to continue to increase their lodging investment pace, despite the recent turmoil in the credit markets. Thus, even in the midst of new supply and decelerating RevPAR growth, we anticipate hotel values continuing to increase.
Since inception of this company, we have grown significantly by capitalizing on transaction and capital markets conditions to buy and finance hotels at the best possible yields and assemble a high quality portfolio for future growth. We closely monitor opportunities in the market, but judge them by our CNL Hotels and Resorts transaction. To have completed this investment at a forward NOI cap rate close to 100 basis points above current pricing is a great accomplishment for our shareholders, particularly considering the high asset quality in terms of location, brand, and price segment. We have yet to see any opportunity come close to this, and as a result will remain sharply focused on maximizing the embedded internal growth in our portfolio.
In summary, we believe we’re in the right spot at the right time to take advantage of this market and are exploring many options to make sure we’re getting the best returns on our investment for our shareholders.
To speak in greater detail about our 2nd quarter results, I’d now like to turn the call over to David Kimichik to take you through the numbers.
Financial Review — David Kimichik
Good Morning.
For the second quarter we reported net income of $14,051,000 and EBITDA of $134,673,000 each including gains on sales of $33.3 million. We also reported AFFO excluding gains on sales of $56,535,000 or 44 cents per diluted share.

At quarter end, Ashford had total assets of $4.8 billion including $205 million of cash with $300 million available under our existing credit facilities. We had $2.9 billion of mortgage debt, leaving net debt to total enterprise value at 57%. And, our blended annual interest cost was approximately 6.1%, with 78% of our mortgage debt fixed.
During the second quarter, the Company sold 12 of the18 Phase I for-sale assets and booked a gain on sale of $33.3 million. The $6.9 million tax provision on these sales was deferred through a 1031 like-kind exchange. As of today, 15 of the 18 Phase I for-sale assets have been sold representing approximately $150 million of the $170 million expected sales proceeds.
At quarter-end, our portfolio consisted of 118 hotels in continuing operations containing 26,971 rooms. During the quarter, we received repayment on three mezz loans totaling $22 million. At quarter end, we owned a position in 7 mezzanine loans with total principal outstanding of $73 million with an average annual un-leveraged yield of 12.5%.
For the quarter, Proforma RevPAR for all hotels was up 5.8% as compared to second quarter ’06. For the hotels not under renovation, which is all but 4 hotels, the Pro Forma RevPAR was up 6.5%, driven by a 5.9% increase in ADR and a 41-basis point increase in occupancy.
Proforma hotel operating profit for the entire portfolio was up by $7.9 million or 7.2% for the quarter. For the 114 hotels not under renovation, pro forma hotel operating profit increased 8.7%. Our pro forma hotel operating profit margin improved 73 basis points for the hotels not under renovation and 49 basis points for all hotels.
We ended the quarter with 122.6 million common shares outstanding, 7.4 million Series B convertible preferred shares outstanding and 13.5 million OP units issued for a total share count of 143.6 million.
We currently have agreements for management with 8 companies. The most significant managers are Marriott International which manages 46 of our hotels, Remington Lodging and Hospitality and its affiliates which manage 38 of our properties and Hilton which now manages 14 of our assets.
For the second quarter, we reported CAD of $45,389,000 or 35 cents per diluted share and announced and paid a dividend of 21 cents per share. Our dividend coverage ratio was 167% of CAD for the quarter.
Finally, you will note that we have once again included a table in our release that provides a quarterly pro forma breakdown of hotel EBITDA and hotel EBITDA margin for the last four quarters. This table includes the 53 hotels purchased in the second quarter. In this table, you will see a distinct seasonality trend for EBITDA and EBITDA margin. I would like to point out that within our current portfolio, the third quarter has historically been the weakest quarter of the year for EBITDA contribution. We encourage our investors and analysts to consider our historical seasonality when forecasting our operating results.
I’d now like to turn it over to Doug to discuss our capital plan.
Investment Highlights — Douglas Kessler

Thanks, David.
Our capital needs with respect to the CHR acquisition have been completed well ahead of schedule with the successful equity offering in April and the July $200 million Series D preferred offering. In addition, by issuing the Series D preferred when we did, we saved almost $5 million in fees. In hindsight, the timing of the capital transactions could not have been better, particularly considering the current market.
As David mentioned, we have substantially completed our Phase I asset sales. Of the 18 assets, we only have the Doubletree in Dayton, OH, the Sheraton Iowa City, and the Fort Worth office building remaining.
We commenced marketing of the Phase II asset sales during the quarter, consisting of 10 hotels from the CHR transaction. We already have 4 of these assets under contract for a total sales price of $93 million, which is in-line with our expectations for those properties. We continue to analyze the remaining assets listed for sale.
Our capital expenditure forecast is to invest $280 million during 2007 and 2008 across the portfolio. During the second quarter, we had 4 hotels under renovation; 2 of these were completed in the quarter. Our total capital spending in the second quarter was $25 million. On July 12 we officially converted the Radisson Downtown Indianapolis to a Sheraton. We have an additional 9 hotels under renovation now in the third quarter and expect to start an additional 10 renovations in the fourth quarter. We currently expect that during the second half of this year, we will begin initiatives to invest over $100 million with the balance spread across 2008. These expenditures will be carefully monitored to minimize operational disruption and maximize future performance. Several notable projects underway are the luxury conversion of the Sea Turtle Inn to One Ocean in Atlantic Beach, Florida for $24 million, the $14 million guestroom and meeting space refresh at the JW Marriott San Francisco, and a $5 million room refresh at the Las Vegas Embassy Suites. Major initiatives in the second half of the year will be the $14 million guestroom refresh at the Marriott Crystal Gateway, $8 million guestroom and public area upgrades each to Philadelphia and Santa Clara Embassy Suites, and $5 million upgrades each to the Embassy Suites Walnut Creek, Courtyard San Francisco, and Hilton Minneapolis.
We are also exploring other ROI opportunities that previously had not been contemplated when we acquired these hotels. After conducting more thorough reviews, we believe several hotels could be prime candidates for more extensive value-added projects. We will provide more insight on the scope and timing of these additional projects on our next earnings call.
We continue to discuss possible joint ventures or other means to monetize a portion of our assets with a focus mainly on several of our select-service hotels. The pricing will need to be compelling for our shareholders for us to move forward.
For the past few months, we had effectively taken ourselves out of the mezzanine loan business due to our views on the risk-reward imbalance and how we viewed pricing. Our position has proven to be correct with the recent tightening of credit. As a result, we have seen spreads and terms on mezzanine loans start to become more attractive. With more discipline in the market today, there might be more opportunities in the second half of the year to expand the lending program at even more attractive returns.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.